EXHIBIT 16.1



                         PIERCY BOWLER TAYLOR & KERN
             Certified Public Accountants - Business Advisors



April 21, 2006


U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Commissioners:

We have read the statements made under Item 4.01 by All-American SportPark, Inc. (the "Company"), which we understand will be filed with the Commission as part of the Company's current report regarding the recent change of the Company's independent registered public accounting firm on Form 8-K dated April 17, 2006. We agree with the statements concerning our firm in such Form 8-K and agree to the filing of the letter as Exhibit 16.1 to the Form 8-K.


PIERCY BOWLER TAYLOR & KERN


/s/ Piercy Bowler Taylor & Kern

Certified Public Accountants & Business Advisors
A Professional Corporation
Las Vegas, Nevada